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ITEM 6

EXHIBIT 11.1 STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                         VIRUS RESEARCH INSTITUTE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
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                                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                                   THREE MONTHS ENDED            NINE MONTHS ENDED
                                                      SEPTEMBER 30,                SEPTEMBER 30,
                                                  1995            1996         1995             1996
                                              ----------------------------------------------------------
Net income (loss)                             $(1,443,975)    $  391,184    $(5,695,082)    $  (156,314)

Shares used in computing net
  income (loss) per common share:
   Weighted average common stock
     outstanding during the period                689,091      3,256,948        688,302       1,726,851
   Conversion of redeemable
     convertible preferred stock (1)            5,415,942      5,553,578      5,415,942       5,510,982
  Dilutive effect of common
    equivalent shares -- "cheap stock" (2)        286,783            N/A        286,783             N/A
  Common stock equivalents (3)                        N/A        728,931            N/A             N/A

Weighted average common shares
                                              ---------------------------------------------------------
 outstanding                                    6,391,816      9,539,457      6,391,027       7,237,833

Net income (loss) per common
 share                                        $     (0.23)    $     0.04    $     (0.89)    $     (0.02)

(1)  Effective with the closing of the Company's initial public offering of common stock, redeemable convertible preferred stock converted into shares of common stock. Accordingly, the equivalent number of weighted average common shares that would have been outstanding during each period presented have been included as outstanding.

(2)  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing of the
     Company's Registration Statement for its initial public offering have been included as common equivalents for periods prior to the initial public offering.

(3)  No common stock equivalents have been included in the nine month period ended September 30, 1996 as their effect would be antidilutive.
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